Exhibit 5.1

June 22, 2011

J.Crew Group, Inc.

770 Broadway

New York, New York 10003

Ladies and Gentlemen:

We have acted as counsel to J.Crew Group, Inc., a Delaware corporation (the “Issuer”), each of the subsidiaries of the Issuer listed on Schedule I hereto (such listed subsidiaries, the “Subsidiaries”) in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $400,000,000 aggregate principal amount of 8.125% Senior Notes due 2019 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 8.125% Senior Notes due 2019 (the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of March 7, 2011 (the “Base Indenture”), by and between the Issuer (as successor to Chinos Acquisition Corporation) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of March 7, 2011 (the “Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which is being filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee. We have further assumed further that J. Crew Virginia, Inc. (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power and

J.Crew Group, Inc.	June 22, 2011

authority to execute and deliver its Guarantee and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture and has duly authorized its Guarantee.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

J.Crew Group, Inc.	June 22, 2011

SCHEDULE I

Guarantors

1.	J. Crew Operating Corp., a Delaware corporation

2.	J. Crew Inc., a Delaware corporation

3.	Grace Holmes, Inc., a Delaware corporation

4.	H. F. D. No. 55, Inc., a Delaware corporation

5.	J. Crew Virginia, Inc., a Virginia corporation

6.	Madewell Inc., a Delaware corporation

7.	J. Crew International, Inc., a Delaware corporation